Exhibit 10.1
$350,000,000
SYBASE, INC.
3.50% CONVERTIBLE SENIOR NOTES DUE 2029
PURCHASE AGREEMENT
July 29, 2009
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
One Bryant Park
New York, New York 10036
J.P. MORGAN SECURITIES INC.
383 Madison Avenue
New York, New York 10179
Ladies and Gentlemen:
     Sybase, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and considerations set forth herein, to issue and sell to you, as the initial purchasers (the “Initial Purchasers”), $350,000,000 in aggregate principal amount of its 3.50% Convertible Senior Notes due 2029 (the “Firm Notes”). The Company also proposes to issue and sell to you, at your option (the “Option”), $50,000,000 in aggregate principal amount of its 3.50% Convertible Senior Notes due 2029 solely to cover over-allotments (the “Optional Notes”). The Firm Notes and the Optional Notes are hereinafter collectively referred to as the “Notes”. The Notes will (i) have terms and provisions that are summarized in the Offering Memorandum (as defined below) and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Subject to certain conditions set forth in the Indenture, the Notes shall be convertible, at the option of the holders of the Notes, prior to maturity (unless previously redeemed or otherwise purchased by the Company) into cash or a combination of cash and shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). This is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.
     1. Preliminary Offering Memorandum and Offering Memorandum. In accordance with Section 3 hereof, the Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) under the Act. The Company has prepared a preliminary offering memorandum, dated July 28, 2009 (the “Preliminary Offering Memorandum”), and an offering memorandum, dated July 29, 2009 (the “Offering Memorandum”), setting forth information regarding the Company and the Notes. The terms Preliminary Offering Memorandum and Offering Memorandum include all documents and information incorporated therein by reference. The Company hereby confirms that it has authorized the use of the Disclosure Package (as defined below), including the Preliminary Offering Memorandum and the Offering Memorandum, in connection with the offering and resale of the Notes by the Initial Purchasers.
     Any reference to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K, as amended, and all subsequent documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be. Any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date. All documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.” The Exchange Act Reports, when they were or are filed (or, if an amendment with respect to any such document was filed prior to the date hereof, when such amendment was filed) with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.
     It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor, in substitution thereof) shall bear the following legend (along with such other legends as the Initial Purchasers and their counsel reasonably deem necessary to comply with applicable law):
“THE OFFER AND SALE OF THIS SECURITY AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH SYBASE, INC.

OR ANY AFFILIATE OF SYBASE, INC. WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO SYBASE, INC. OR ANY PARENT OR SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE RIGHT OF SYBASE, INC. AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
     You have agreed with the Company that you will make offers and sales (the “Exempt Resales”) of the Notes purchased by you hereunder on the terms set forth in the Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act (“QIBs”) in transactions meeting the requirements of Rule 144A under the Act. Those persons specified in the foregoing sentence are referred to herein as the (“Eligible Purchasers”). You will offer the Notes to Eligible Purchasers initially at a price equal to 100% of the principal amount thereof. Such price may be changed at any time without notice.
     This Agreement, the Indenture and the Notes are referred to herein collectively as the “Operative Documents.”
     2. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees as follows:
          (a) When the Notes are issued pursuant to the Indenture and delivered in accordance with this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act, or that are quoted in a United States automated inter-dealer quotation system.
          (b) The Company is not, or after giving effect to the offering and sale of the Notes and upon application of the proceeds as described under the caption “Use of Proceeds” in the Disclosure Package and the Offering Memorandum will not be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (c) Assuming that your representations and warranties in Section 3(b) are true and you comply with the agreements set forth therein, the purchase and resale of the Notes by you and the conversion of the Notes into the underlying securities, in each case, in the manner contemplated by this Agreement, the Indenture and Disclosure Package and the Offering Memorandum (including pursuant to the initial Exempt Resales by you) is exempt from the registration requirements of the Act. No form of general solicitation or general advertising within the meaning of Regulation D (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company or any of its representatives (other than you, as to whom the Company makes no representation) in connection with the offer and sale of the Notes.
          (d) Each of the Disclosure Package and the Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Act.
          (e) The Disclosure Package and the Offering Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree prohibiting the use of the Disclosure Package or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company is contemplated.
          (f) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in either the Disclosure Package or the Offering Memorandum complied or will comply when so filed (or, if an amendment with respect to any such document was filed, when such amendment was filed) in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and (ii) the Preliminary Offering Memorandum, the Offering Memorandum as of their respective dates and the Offering Memorandum as of the Closing Date, did not or will not at any time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum and Offering Memorandum made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by or on behalf of the Initial Purchasers expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 8 hereof.
          (g) The term “Disclosure Package” shall mean (i) the Preliminary Offering Memorandum, as amended or supplemented at the Applicable Time (as defined below), (ii) the Final Term Sheet (as defined herein) and (iii) any other writings that the parties expressly agree in writing to treat as part of the Disclosure Package (“Issuer Written Information”). As of 5:00 p.m., New York time, on the date of execution and delivery of this Agreement (the “Applicable Time”), the Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by or on behalf of the Initial Purchasers expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 8 hereof.
          (h) The market-related and customer data and estimates in the Company’s annual report for the year ended December 31, 2008 filed on Form 10-K are based on or derived from sources that the Company believes to be reasonable and accurate.
          (i) The Company and each of its subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification (except such failures to qualify or be in good standing that would not, either individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole), and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged; and none of the subsidiaries of the Company (other than iAnywhere Solutions, Inc., Sybase 365, LLC and Joe D Partners C.V.) is a “significant subsidiary,” as such term is defined in Rule 405 of the Rules and Regulations (as defined herein).
          (j) The Company has an authorized capitalization as set forth in the Disclosure Package and the Offering Memorandum, and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable (except for directors’ qualifying shares and except as set forth in the Disclosure Package and the Offering Memorandum) and, to the extent owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. All of the outstanding shares of capital stock of the Company have been issued in compliance with federal and state securities laws. None of the outstanding shares of capital stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those set forth or incorporated by reference in the Disclosure Package and the Offering Memorandum. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth or incorporated by reference in the Disclosure Package and the Offering Memorandum accurately and fairly presents and summarizes such plans, arrangements, options and rights.

          (k) The underlying securities issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the underlying securities will not be subject to any preemptive or similar rights.
          (l) The Company has all requisite corporate power and authority to enter into the Indenture. The Indenture has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles and subject to limitations on the availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and no qualification of the Indenture under the Trust Indenture Act of 1939is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the initial Exempt Resales by you.
          (m) The Indenture will conform in all material respects to the description thereof in the Disclosure Package and the Offering Memorandum.
          (n) The Company has all requisite corporate power and authority to issue and sell the Notes. The Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles and subject to limitations on the availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          (o) The Notes will conform in all material respects to the description thereof in the Disclosure Package and the Offering Memorandum.
          (p) The Company has all requisite corporate power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
          (q) The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes, the Indenture and this Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the

Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject except for such conflicts, breaches, violations or defaults which would not be material to the Company and its subsidiaries, taken as a whole, (ii) will not result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or (iii) will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets; and no consent, approval, authorization or order of, or filing, registration or qualification with any such court or governmental agency or body is required for the issue and sale of the Notes or the performance by the Company of its obligations under this Agreement or the Indenture, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers or as may be expressly required by the terms of this Agreement or the Indenture following the Closing Date.
          (r) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any securities being registered pursuant to any registration statement filed by the Company under the Act.
          (s) During the six-month period preceding the date of the Offering Memorandum, none of the Company or any other person acting on behalf of the Company has offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Initial Purchasers hereunder. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act), of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act.
          (t) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Offering Memorandum; and, since such date, there has not been any material change in the stockholders’ equity (other than upon the exercise of outstanding stock options), long-term debt (except resulting from the issuance of the Notes) or other liabilities of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or otherwise, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) otherwise than as set forth or contemplated in the Disclosure Package and the Offering Memorandum.

          (u) The financial statements (including the related notes and supporting schedules) included in the Disclosure Package and the Offering Memorandum present fairly in all material respects the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated (or, where an amendment with respect to any such document containing such financial statements and incorporated by reference into the Disclosure Package and the Offering Memorandum was filed pursuant to the Exchange Act, at the dates and for the periods indicated as so amended), and comply with applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except to the extent that interim financial statements (i) are subject to normal year-end adjustments that will not be, individually or in the aggregate, material and adverse to the Company, or (ii) lack footnotes. The financial data set forth in the Disclosure Package and the Offering Memorandum under the captions “Selected Financial Data” and “Capitalization” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Disclosure Package and the Offering Memorandum. The Company’s ratios of earnings to fixed charges set forth in the Disclosure Package and the Offering Memorandum have been calculated in compliance with Item 503(d) of Regulation S-K under the Act.
          (v) Ernst & Young LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) of the Company, whose report appears in the Disclosure Package and the Offering Memorandum and who have delivered the initial letter referred to in Section 7(g) hereof, are independent registered public accountants as required by the Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”).
          (w) The Company and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Disclosure Package and the Offering Memorandum and such as do not materially affect the value of the property of the Company and its subsidiaries taken as a whole and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all real property and buildings held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company or any of its subsidiaries.
          (x) Except as disclosed in the Disclosure Package and the Offering Memorandum, the Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries and the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects.
          (y) The Company and each of its subsidiaries own or possess adequate rights to use (or in the case of patents, to exclude the use by others of) all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses, except where the failure to own, possess or acquire such rights would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole and have no reason to believe that the conduct of their respective businesses will conflict, and have not received any notice of any claim of conflict, with, any such rights of others which would reasonably be expected be material to the Company and its subsidiaries, taken as a whole.
          (z) There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect, and to the best of the Company’s knowledge, no such proceedings are threatened in writing by governmental authorities or others.
          (aa) There are no contracts or other documents (other than any Operative Documents) that would be required to be filed as exhibits to a Company registration statement pursuant to Item 601(b)(10) of Regulation S-K that have not been described in the Disclosure Package and the Offering Memorandum or filed or incorporated by reference as an exhibit to a document incorporated by reference in the Disclosure Package and the Offering Memorandum.
          (bb) No relationship, direct or indirect, that would be required to be described in a Company registration statement pursuant to Item 404 of Regulation S-K, exists between or among the Company on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand, that has not been described in the Disclosure Package and the Offering Memorandum.
          (cc) No labor disturbance by the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or any of its subsidiaries, is imminent that could reasonably be expected to have a Material Adverse Effect.
          (dd) The Company is in compliance in all material respects with all presently applicable provisions of Section 407(d)(7) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), except in each case where such liability would not be material to the Company and its subsidiaries, taken as a whole; and each “pension plan” for which the Company would have any material liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
          (ee) The Company has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof or has requested extensions thereof except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Offering Memorandum, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Offering Memorandum.
          (ff) Since the date as of which information is given in the Preliminary Offering Memorandum through the date hereof, and except as may otherwise be disclosed in the Disclosure Package and the Offering Memorandum, the Company has not (i) issued or granted any securities (except pursuant to the exercise of outstanding stock options), (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.
          (gg) The Company (i) makes and keeps accurate books and records in accordance with its financial and accounting policies in all material respects and (ii) maintains internal accounting controls designed to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.
          (hh) Neither the Company nor any of its subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a material default, in the due performance or observance of any term, covenant, condition or other obligation contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation in any material respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain or maintain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business.
          (ii) Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment with corporate funds.
          (jj) Except for such matters as would not, individually or in the aggregate, either reasonably be expected to result in a Material Adverse Effect or require disclosure in the

Offering Memorandum, the Company and any of its subsidiaries (1) are conducting and have conducted their businesses, operations and facilities in compliance with Environmental Laws (as defined below); (2) possess, and are in compliance with, any and all permits, licenses or registrations required under Environmental Law (“Environmental Permits”); (3) will not require material expenditures to maintain such compliance with Environmental Law or their Environmental Permits or to remediate, clean up, abate or remove any Hazardous Substance (as defined below); and (4) are not subject to any pending or, to the knowledge of the Company or any of its subsidiaries, threatened claim or other legal proceeding under any Environmental Laws against the Company or its subsidiaries, and have not been named as a “potentially responsible party” under or pursuant to any Environmental Law. As used in this paragraph, “Environmental Laws” means any and all applicable federal, state, local, and foreign laws, ordinances, regulations and common law, or any administrative or judicial order, consent, decree or judgment thereof, relating to pollution or the protection of human health or the environment, including, without limitation, those related to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or (iii) the investigation, remediation or cleanup of any Hazardous Substances. As used in this paragraph, “Hazardous Substances” means pollutants, contaminants or hazardous, dangerous, toxic, biohazardous or infectious substances, materials or wastes, or any other chemical substance regulated under Environmental Laws.
          (kk) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.
          (ll) The statements set forth in the Disclosure Package and the Offering Memorandum under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Notes and under the captions “Capitalization” and “Description of Capital Stock” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.
          (mm) Prior to the date hereof, neither the Company nor any of its directors, officers or controlled affiliates nor any person acting on its or their behalf (other than you, as to whom the Company makes no representation) has taken any action that is designed to or that has constituted or that might have been expected to cause or result in unlawful stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.
          (nn) The minute books and records of the Company and its subsidiaries relating to proceedings of their respective shareholders, boards of directors, and committees of their respective boards of directors made available to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Initial Purchasers, are their original minute books and records or are true, correct and complete copies thereof, with respect to all proceedings of said shareholders, boards of directors and committees since January 1, 2005 through the date hereof. In the event that definitive minutes have not been prepared with respect to any proceedings of such shareholders, boards of directors or committees, the Company has made available to Wilson Sonsini Goodrich & Rosati, Professional Corporation originals or true, correct and complete copies of draft minutes or written agendas relating thereto, which drafts and agendas, if any, reflect all events that occurred in connection with such proceedings.
          (oo) All instruments, records, agreements and other documents requested in Wilson Sonsini Goodrich & Rosati, Professional Corporation’s document request letter have been provided or summarized to, or made available for inspection by Wilson Sonsini Goodrich & Rosati, Professional Corporation.
          (pp) The Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
          (qq) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to provide reasonable assurance that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; (ii) have been evaluated for effectiveness as of a date within 90 days prior to the date of the Company’s most recent annual or quarterly report; and (iii) are effective in all material respects to perform the functions for which they were established.
          (rr) Based on the most recent evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          (ss) The Company has not paid or agreed to pay to any person any compensation for soliciting another person to purchase any Notes or shares of common stock issuable upon conversion thereof (except as contemplated in this Agreement).
          (tt) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator with respect to the Money Laundering Laws, to which the Company or any of its subsidiaries is a party, is pending or, to the best knowledge of the Company, threatened.
          (uu) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (3) Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell. (a) The Company hereby agrees, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, the Initial Purchasers agree, severally and not jointly, to purchase from the Company, at a purchase price of 97.50% of the principal amount thereof, the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Company shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.
          (b) Each of the Initial Purchasers, severally and not jointly hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Offering Memorandum. Each of the Initial Purchasers hereby represents and warrants to, and agrees with, the Company that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Act; (iii) in connection with the initial Exempt Resales by you, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Offering Memorandum and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising). The Initial Purchasers have advised the Company that they will offer the Notes to Eligible Purchasers at a price initially equal to 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchasers at any time without notice.
     The Initial Purchasers understand that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c), 7(d), 7(e), and 7(f) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.
     4. Delivery of the Notes and Payment Therefor. (a) Delivery of and payment for the Firm Notes shall be made at the office of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, at 10:00 A.M., New York City Time, on the Closing Date (such date and time of delivery and payment for the Firm Notes being called the “First Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.
     The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds to an account designated by the Company, by causing DTC to credit the Notes to the respective accounts of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and will be registered in the name of Cede & Co. as nominee of DTC. A facsimile copy of the Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers for inspection not later than 3:00 P.M., New York City time, on the business day next preceding the Closing Date.
          (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants the Option to each of the Initial Purchasers to purchase for the purpose of covering over-allotments, severally and not jointly, at the purchase price equal to 97.50% of the principal amount thereof that portion of the aggregate principal amount of Optional Notes as to which such Option shall have been exercised (to be adjusted by the Initial Purchasers so as to eliminate fractional Notes) determined by multiplying such aggregate principal amount of Optional Notes by a fraction, the numerator of which is the maximum principal amount of Firm Notes which such Initial Purchaser is entitled to purchase as set forth opposite the name of such Initial Purchaser in Schedule I hereto and the denominator of which is the maximum principal amount of Firm Notes which all of the Initial Purchasers are entitled to purchase hereunder. The maximum aggregate principal amount of Optional Notes which all of the Initial Purchasers are entitled to purchase hereunder is $50,000,000. At any time on or before the thirtieth day after the date of this Agreement (but not more than once), the Option may be exercised by written notice being given to the Company by the Initial Purchasers. Such notice shall set forth the aggregate principal amount of Optional Notes as to which the Option is being exercised, the names in which the Optional Notes are to be registered, the denominations in which the Optional Notes are to be issued and the date and time, as determined by the Initial Purchasers, when the Optional Notes are to be issued.
     The date of delivery of and payment for the Optional Notes, being hereafter referred to as an “Optional Closing Date,” which may be the First Closing Date (the First Closing Date and the Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Initial Purchasers but shall not be earlier than two full business days or later than five full business days after written notice of the election to purchase the Optional Notes is given. Delivery of the Optional Notes shall be made to the Initial Purchasers for the respective account of the Initial Purchasers against payment by the Initial Purchasers of the purchase price thereof to or upon the order of the Company by wire transfer or transfers in immediately available funds to an account designated by the Company.
     5. Agreements of the Company. The Company agrees with each of the Initial Purchasers as follows:
          (a) The Company will furnish to the Initial Purchasers, without charge, by the second business day after the date of the Offering Memorandum, such number of copies of the

Disclosure Package and the Offering Memorandum as may then be amended or supplemented as they may reasonably request.
          (b) The Company will not make any amendment or supplement to the Disclosure Package or to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised or to which they shall reasonably object after being so advised.
          (c) The Company consents to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by dealers, prior to the date of the Offering Memorandum, of each Preliminary Offering Memorandum so furnished by the Company. The Company consents to the use of the Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.
          (d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company or in the opinion of counsel for the Initial Purchasers, should be set forth in the Disclosure Package and the Offering Memorandum so that the Disclosure Package and the Offering Memorandum do not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Disclosure Package and the Offering Memorandum in order to comply with any law, the Company will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.
          (e) The Company will take such actions as reasonably requested by the Initial Purchasers and with their counsel in connection with the qualification of the Notes for offering and sale by the Initial Purchasers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may reasonably request and will file such consents to service of process or other documents reasonably necessary or appropriate in order to effect such qualification; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to taxation or service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject. The Company will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or, the Company’s knowledge, threat, of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.
          (f) For a period of 90 days after the date of the Offering Memorandum (the “Lock-up Period”), the Company agrees not to sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of) any common stock or securities convertible into or exercisable or exchangeable for common stock of the Company or any of its subsidiaries and not to file with the Commission a registration statement under the Act relating to any shares of common stock or securities convertible into or exercisable or exchangeable for common stock of the Company. The foregoing sentence shall not apply to (i) the issuance of the Notes to be sold to the Initial Purchasers pursuant to this purchase agreement or any shares of common stock to be delivered upon conversion of the Notes; (ii) the issuance of shares of common stock upon the exercise of an option or warrant or the exercise or conversion of a security outstanding on the date hereof; (iii) the issuance of shares of common stock issued as a restricted or unrestricted stock award or pursuant to or the grant of options to purchase common stock or option appreciation rights, in each case granted pursuant to the Company’s existing employee benefit plans including any contemplated amendments to the plans; (iv) the filing of any registration statement on Form S-8 to register shares of common stock reserved for issuance under the Company’s existing employee benefit plans, including any amendments to those plans or (v) during the last 45 days of the Lock-up Period, the issuance of shares of common stock which the Company may issue or agree to issue in connection with the acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase or asset purchase), provided that such shares of common stock are subject to restrictions substantially similar to those set forth above and provided, further, that the aggregate number of shares of common stock issued or agreed to be issued in such transactions in the aggregate shall not exceed ten percent (10%) of the Company’s outstanding common stock as of the First Closing Date.
          (g) The Company will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in the Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”
          (h) Except as stated in this Agreement and in the Disclosure Package and the Offering Memorandum, neither the Company nor any of its directors, officers or controlled affiliates has taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the unlawful manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes. Except as permitted by the Act, the Company will not distribute any offering material in connection with the initial Exempt Resales.
          (i) The Company will use its reasonable efforts to permit the Notes to be designated Private Offerings, Resales and Trading through Automated Linkages (PORTAL) MarketSM (the “PORTAL MarketSM”) securities in accordance with the rules and regulations adopted by The Nasdaq Stock Market, Inc. relating listing on the PORTAL MarketSM and to permit the Notes to be eligible for clearance and settlement through DTC.
          (j) During the period of one year after the Closing Date, the Company will not, and will us its reasonable efforts to not permit any of its “affiliates” (as defined in Rule 144 under the Act), to, resell any of the Notes that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
          (k) The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or the initial resale by the Initial Purchasers to the Eligible Purchasers of the Notes.
          (l) The Company agrees to comply with all agreements set forth in the representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.
          (m) The Company will take such steps as shall be necessary to ensure that the Company does not become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.
          (n) The Company will prepare a final term sheet, containing solely a description of the Notes and the offering thereof, in the form approved by you and attached as Schedule II hereto (the “Final Term Sheet”).
          (o) For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company shall provide to any holder of the Notes or to any prospective purchaser of the Notes designated by any holder, upon request of such holder or prospective purchaser, information required to be provided by Rule 144A(d)(4) of the Act if, at the time of such request, the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.
          (p) The Company will take such steps as shall be necessary to comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act of 2002.
          (r) The Company will do and perform all things reasonably required to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.
     6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated, the Company agrees, to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the issuance and delivery by the Company of the Notes and any taxes payable in connection therewith; (iii) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (iv) the furnishing of such copies of the Preliminary Offering Memorandum and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the initial Exempt Resales;

(v) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof, but not including legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (vi) the application for quotation of the Notes in the PORTAL MarketSM (including all disbursements and listing fees); (vii) the approval of the Notes by DTC for “book-entry” transfer (including fees and expenses of the Company’s counsel, but not including legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (viii) the rating of the Notes, if any; (ix) the obligations of the Trustee, any agent of the Trustee and the counsel for the Trustee in connection with the Indenture and the Notes; and (x) the performance by the Company of its other obligations under this Agreement.
     7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:
          (a) The Initial Purchasers shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact that, in the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is material or omits to state a fact that, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.
          (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Indenture and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.
          (c) Paul, Hastings, Janofsky & Walker LLP, shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit A-1 hereto.
          (d) The Company shall have furnished to the Initial Purchasers the opinion of the General Counsel of the Company, addressed to the Initial Purchasers and dated such Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit A-2 hereto.
          (e) Baker & McKenzie Amsterdam N.V. shall have furnished to the Initial Purchasers its written opinion, as foreign counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit A-3 hereto.
          (f) The Initial Purchasers shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the

Company shall have furnished to such counsel such documents and information as they reasonably request for the purpose of enabling them to pass upon such matters.
          (g) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent registered public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of July 27, 2009, the conclusions and findings of such firm with respect to the financial information and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.
          On the Closing Date, the Initial Purchasers shall have received from Ernst & Young LLP, independent registered public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Initial Purchasers, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to this Section 7(g), except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to such Closing Date.
          (h) Neither the Company nor any of its subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Offering Memorandum; and, since such date, there shall not have been any material and adverse change in the stockholders’ equity (other than upon exercise of outstanding stock options) or significant increase in long-term debt (except resulting from the issuance of the Notes) of the Company or any of its subsidiaries or material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or otherwise, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole.
          (i) The Company shall have furnished or caused to be furnished to the Initial Purchasers on the Closing Date certificates of officers of the Company reasonably satisfactory to the Initial Purchasers as to the accuracy of the representations and warranties of the Company herein at and as of the Closing Date, as to the performance by the Company of all of its obligations hereunder to be performed by it at or prior to the Closing Date and as to such other matters as Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. may reasonably request.
          (j) The Notes shall have been listed on the PORTAL MarketSM.
          (k) The Company and the Trustee shall have duly executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof.

          (l) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or The Nasdaq Stock Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, has been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency if, in the judgment of the Initial Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity, crisis or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Notes; or (v) the occurrence of any other calamity, crisis (including without limitation as a result of terrorist activities), or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with offering or delivery of the Notes being delivered on the Closing Date or that, in the judgment of the Initial Purchasers, would materially and adversely affect the financial markets or the markets for the Notes and other debt securities.
          (m) The Company shall have obtained and delivered to the Initial Purchasers executed copies of an agreement from each executive officer and director of the Company listed on Schedule III hereto substantially to the effect set forth in Schedule IV hereto.
          All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.
     8. Indemnification and Contribution.
          (a) The Company hereby agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Final Term Sheet, any Issuer Written Information, any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), (ii) the omission or alleged omission to state in the Final Term Sheet, any Issuer Written Information, any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and that is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Final Term Sheet, any Issuer Written Information, any Preliminary Offering Memorandum or Offering Memorandum, or in any such amendment or supplement thereto, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Initial Purchasers by or on behalf of any Initial Purchaser specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability that the Company may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.
          (b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its officers and employees, each of its directors, and each person, if any, who controls the Company within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Final Term Sheet, any Issuer Written Information, any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or (B) in any Blue Sky Application or (ii) the omission or alleged omission to state in the Final Term Sheet, any Issuer Written Information, any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company by or on behalf of that Initial Purchaser specifically for inclusion therein and which are set forth in Schedule V, and shall reimburse the Company and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred by the Company or any such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to the Company or any such director, officer, employee or controlling person.
          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company under this Section 8 if, in the reasonable judgment of the Initial Purchasers, it is advisable for the Initial Purchasers and those directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing clause (ii), if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii)

such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.
          (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative monetary benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative monetary benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative monetary benefits received by the Company, on the one hand, and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement as set forth on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes initially purchased by it were offered to the Eligible Purchasers exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.
          (e) The Initial Purchasers severally confirm and the Company acknowledges that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the third and thirteenth paragraphs of the section entitled “Plan of Distribution” in the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.
     9. Defaulting Initial Purchasers. If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchaser shall be obligated to purchase the Notes that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date; provided, however, that the remaining non-defaulting Initial Purchaser shall not be obligated to purchase any of the Notes on the Closing Date if the total number of Notes that the defaulting Initial Purchaser agreed but failed to purchase on such date exceeds 9.09% of the total number of Notes to be purchased on the Closing Date, and the remaining non-defaulting Initial Purchaser shall not be obligated to purchase more than 110% of the number of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchaser shall have the right, but shall not be obligated, to purchase all the Notes to be purchased on the Closing Date. If the remaining Initial Purchaser does not elect to purchase the Notes that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11.
     Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. If the other Initial Purchaser is obligated or agrees to purchase the Notes of a defaulting or withdrawing Initial Purchaser, either the remaining Initial Purchaser or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the remaining Initial Purchaser may be necessary in the Offering Memorandum or in any other document or arrangement.
     10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(h), (j) and (m) shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.
     11. Reimbursement of Initial Purchasers’ Expenses. If the Company fails to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any agreement required to be performed by it, or because any other condition of the obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers or the Initial Purchasers’ determination that events described in Sections 7(l)(iv) or 7(l)(v) have occurred, the Company shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.
     12. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
     This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Initial Purchasers, or any of them, with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Initial Purchasers with respect to any breach or alleged breach of agency or fiduciary duty.
     13. Research Analyst Independence. The Company acknowledges that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Initial Purchasers’ investment banking divisions. The Company acknowledges that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.
     14. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:
          (a) if to the Initial Purchasers, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Syndicate Department (Fax: (646) 855-3073) and J.P. Morgan Securities Inc., 383 Madison Avenue, 4th Floor, New York, New York 10179, Attention: Equity Syndicate Desk (Fax: (212) 622-8358), with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: Robert Day (Fax: (650) 493-6811);
          (b) if to the Company, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to Sybase, Inc., One Sybase Drive, Dublin, CA 94568, Attention: Chief Financial Officer (Fax: (925) 236-7331), with a copy to Paul, Hastings, Janofsky & Walker LLP, 1117 S. California Avenue, Palo Alto, California 94304, Attention: Robert Claassen (Fax: (650) 320-1984);
Any such statements, requests, notices or agreements shall take effect at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if sent by facsimile transmission; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
     15. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of directors of the Initial Purchasers, officers of the Initial Purchasers and any person or persons controlling any Initial Purchaser within the meaning of Section 15 of the Act and (B) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors of the Company, officers of the Company and any person controlling the Company within the meaning of Section 15 of the Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     16. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

     17. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.
     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.
     19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     If the foregoing correctly sets forth the agreement between the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

SYBASE, INC.

By	/s/ Dan R. Carl
Name: Dan R. Carl
Title: Vice President, General Counsel and Secretary
Accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED
J.P. MORGAN SECURITIES INC.

By Merrill Lynch, Pierce, Fenner & Smith Incorporated

By	/s/ Stephen R. Miller
Name: Stephen R. Miller
Title: Managing Director

By J.P. Morgan Securities Inc.

By	/s/ Jeffrey Zajkowski
Name: Jeffrey Zajkowski
Title: Managing Director

SCHEDULE I

Principal
Amount of
Notes
to be
Initial Purchasers	Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$175,000,000
J.P. Morgan Securities Inc	$175,000,000

Total	$350,000,000

SCHEDULE II
Final Term Sheet

Pricing Term Sheet	July 29, 2009
Sybase, Inc.
Offering of $350,000,000 principal amount of
3.50% Convertible Senior Notes due 2029
The information in this pricing term sheet relates only to the offering of our 3.50% convertible senior notes due 2029 and should be read together with the preliminary offering memorandum dated July 28, 2009 relating to such offering, including the documents incorporated by reference therein. Except otherwise set forth herein or in the offering memorandum, “Sybase,” “we,” “our” and “us” refer to Sybase, Inc. and its consolidated subsidiaries.

Issuer:	Sybase, Inc., a Delaware corporation.

Stock Exchange Symbol:	NYSE: SY.

Securities:	3.50% Convertible Senior Notes due 2029 (the “notes”).

Principal Amount:	$350,000,000 aggregate principal amount of notes ($400,000,000 aggregate principal amount of notes if the over-allotment option is exercised in full).

Interest Rate:	3.50% per year.

Interest Payment Dates:	Interest will accrue from the Settlement Date (defined below) and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2010.

Trade Date:	July 29, 2009.

Settlement Date:	August 4, 2009.

Maturity:	August 15, 2029, unless the notes are earlier converted, repurchased or redeemed.

Call Date:	Callable on or after August 20, 2014.

Put Dates:	August 15, 2014, 2019 and 2024.

Issue Price:	$1,000 per note.

Reference Price:	$35.47 per share of the Issuer’s common stock, the last sale price of the Issuer’s common stock on July 29, 2009.

Conversion Premium:	35% above the Reference Price.

Initial Conversion Price:	Approximately $47.88 per share of the Issuer’s common stock.

Initial Conversion Rate:	20.8836 shares of the Issuer’s common stock per $1,000 principal amount of the notes.

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Conversion Trigger Price:	Approximately $62.25, which is 130% of the Initial Conversion Price.

Use of Proceeds:	We estimate that the net proceeds from the offering will be approximately $340.7 million (or approximately $389.4 million if the initial purchasers’ over-allotment option is exercised in full), after deducting the discount to the initial purchasers and estimated expenses of the offering.

We intend to use $70.0 million of the net proceeds from the offering to repurchase our common stock and up to approximately $50.0 million of the net proceeds from the offering to repurchase our existing 1.75% Convertible Subordinated Notes due 2025 simultaneously with this offering. We intend to use the balance of the net proceeds to refinance our existing notes in March 2010 when they become redeemable at our option or earlier if any holders convert the notes held by them or elect to have their notes repurchased by us. The repurchase of our common stock could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes. Pending the refinancing of our existing notes, we expect to invest the net proceeds in interest bearing, investment-grade securities.

Listing:	PORTAL

CUSIP Number:	871130 AC4

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

Consolidated Balance Sheet Data:	The following table replaces the table set forth on page 9 of the preliminary offering memorandum, and has been adjusted to reflect the estimated net proceeds to us from the offering (assuming no exercise of the initial purchasers’ over-allotment option) and the application thereof (assuming the use of $70.0 million of the net proceeds from the offering to repurchase our common stock and up to approximately $50.0 million of the net proceeds from the offering to repurchase our existing notes simultaneously with this offering) as described above in the section captioned “Use of Proceeds.”
Consolidated Balance Sheet Data

As of March 31, 2009
As Adjusted
(Unaudited)
(In Thousands)
Cash, cash equivalents and short term cash investments	$912,737
Working capital	371,099
Total assets	2,073,917
Long-term obligations(1)	440,178
Total Sybase, Inc. stockholders’ equity	845,545

(1)	Long-term obligations have not been adjusted to give effect to the implementation of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

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Capitalization:	The following table replaces the table set forth on page 29 of the preliminary offering memorandum, and has been adjusted to reflect the estimated net proceeds to us from the offering (assuming no exercise of the initial purchasers’ over-allotment option) and the application thereof (assuming the use of $70.0 million of the net proceeds from the offering to repurchase our common stock and up to approximately $50.0 million of the net proceeds from the offering to repurchase our existing notes simultaneously with this offering) as described above in the section captioned “Use of Proceeds.”
Capitalization

March 31, 2009
As Adjusted
(In Thousands,
except share
data)
Cash, cash equivalents and short-term cash investments(1)	$912,737
Long-term cash investments	13,714

Total cash, cash equivalents and cash investments	$926,451

Long-term debt:
1.75% Convertible Subordinated Notes due 2025(1)(2)	$409,125
Convertible Senior Notes offered hereby	286,081
Other long-term obligations	90,178

Total long-term debt	785,384

Stockholders’ equity:
Preferred stock, $0.001 par value, 8,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 105,337,362 shares issued and 80,108,927 shares outstanding (78,135,428 shares outstanding, as adjusted)	105
Additional paid-in capital	1,174,415
Accumulated earnings	355,096
Accumulated other comprehensive income	22,151
Cost of 25,228,435 shares (27,201,934 shares, as adjusted) of treasury stock	(706,222)

Total Sybase, Inc. stockholders’ equity	845,545

Total capitalization	$1,630,929

(1)	We expect to use the balance of the net proceeds from this offering, after using $70.0 million of the net proceeds from this offering to repurchase our common stock and up to approximately $50.0 million of the net proceeds from this offering to repurchase our existing 1.75% Convertible Subordinated Notes due 2025, to refinance our existing notes in March 2010 when they become redeemable at our option or earlier if any holders convert or elect to have their notes repurchased by us. Pending such use of proceeds, we expect to invest such net proceeds in interest-bearing, investment-grade securities.

(2)	For purposes of this presentation, the 1.75% Convertible Subordinated Notes due 2025 are classified as a long-term obligation; however, for accounting purposes these notes are classified as current liabilities.

The number of shares outstanding does not include the following:
•	9,240,492 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2009 with a weighted average exercise price of approximately $21.93 per share;

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•	1,330,866 shares of common stock outstanding as of March 31, 2009 but subject to our repurchase right pursuant to unvested service and performance based restricted stock awards;

•	2,946,576 shares of common stock reserved for future issuance under our stock option plans as of March 31, 2009;

•	1,057,265 shares of common stock reserved for future sale under our employee stock purchase plans as of March 31, 2009; and

•	shares of our common stock issuable upon conversion of our 1.75% Convertible Subordinated Notes due 2025 and the notes offered hereby.

Adjustment to Shares Delivered upon Conversion upon a Fundamental Change:	The following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate shall be increased for certain conversions in connection with a fundamental change based on the stock price and effective date for such fundamental change:

Stock Price
Effective Date	$35.47	$37.50	$40.00	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00
August 4, 2009	7.3092	6.5498	5.7678	4.5840	3.7507	3.1459	2.6946	2.0784	1.6840	1.4112	1.1786	0.8638	0.6636
August 15, 2010	7.3092	6.4711	5.6172	4.3414	3.4624	2.8418	2.3906	1.8002	1.4396	1.1993	1.0448	0.7775	0.6110
August 15, 2011	7.3092	6.3646	5.4148	4.0166	3.0826	2.4441	1.9991	1.4491	1.1369	0.9387	0.7969	0.5891	0.4607
August 15, 2012	7.3092	6.2161	5.1356	3.5722	2.5664	1.9160	1.4910	1.0138	0.7749	0.6438	0.5564	0.4177	0.3304

August 15, 2013	7.3092	5.7801	4.5271	2.7629	1.7136	1.1153	0.7816	0.4854	0.3793	0.3226	0.2833	0.2159	0.1714
August 20, 2014	7.3092	5.7831	4.1164	1.3386	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be set forth in the table above; in which case if the stock price is:
•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $150.00 per share (subject to adjustment), no increase to the conversion rate will be made; or

•	is less than $35.47 per share (subject to adjustment), no increase to the conversion rate will be made.
Notwithstanding the foregoing, in no event will (i) the conversion rate exceed 28.1928 shares per $1,000 principal amount of notes subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (3) in the section of the preliminary offering memorandum captioned “Description of Notes— General Conversion Provisions and Procedures” above or (ii) the number of shares of common stock issuable upon conversion of the notes exceed 19.99% of the shares of our common stock outstanding as of the close of business on the date immediately preceding the date of the purchase agreement between us and the initial purchases relating to the sale of the notes subject to proportional adjustment in the same manner as the conversion rate as set forth in the section of the preliminary offering memorandum captioned “Description of Notes — General Conversion Provisions and Procedures”. In any event, we will not adjust the conversion rate pursuant to these provisions in connection with a fundamental change occurring after August 20, 2014.
* * *
Neither the offer or sale of the notes or the common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Neither the notes nor the shares of common stock issuable upon conversion of the notes may be offered or sold in the United States or any other jurisdiction where such registration is required and has not been effected, except in a transaction not subject to, or exempt from, the registration requirements of the Securities Act or any other applicable securities laws. Accordingly, we are offering the notes only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

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This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to the registration or qualification of such securities under the laws of any such jurisdiction.
A copy of the offering memorandum for the offering of the notes may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10036, Attention: Prospectus Department or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Chase Distribution & Support Service, National Statement Processing.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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SCHEDULE III
Officers and Directors to be Subject to Lock-Up Agreement

John S. Chen
Marty Beard
Steven M. Capelli
Daniel R. Carl
Billy Ho
Keith Jensen
Raj Nathan
Jeff Ross
Terry Stepien
Nita C. White-Ivy
Richard C. Alberding
Cecilia Claudio
Michael A. Daniels
L. William Krause
Alan B. Salisbury
Jack E. Sum
Robert P. Wayman

III-1

SCHEDULE IV
Form of Lock-Up Letter Agreement
LOCK-UP LETTER AGREEMENT
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
J.P. Morgan Securities Inc.
383 Madison Avenue
New York, NY 10179
Dear Ladies and Gentlemen:
     The undersigned understands that you propose to enter into a Purchase Agreement (the “Purchase Agreement”) providing for the purchase by you (the “Initial Purchasers”) of Convertible Senior Notes due 2029 (the “Notes”) of Sybase, Inc., a Delaware corporation (the “Company”), which are convertible into fully paid, nonassessable shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), and that the Initial Purchasers propose to reoffer the Notes to certain qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Offering”).
     In consideration of the execution of the Purchase Agreement by the Initial Purchasers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. on behalf of the Initial Purchasers, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Stock (including, without limitation, Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of the final Offering Memorandum relating to the Offering (the “Lock-Up Period”).

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     The foregoing restrictions shall not apply to the sale by the undersigned of shares of Common Stock (i) acquired in open market transactions after the date hereof; provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent resales of Common Stock or other securities acquired in such open market transactions (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the Lock-Up Period) or (ii) pursuant to a plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in effect as of the date hereof.
     In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
     The undersigned understands that the Company and the Initial Purchasers will proceed with the Offering in reliance on this Lock-Up Letter Agreement. Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.
     It is understood that the undersigned will be released from its obligations under this Lock-Up Letter Agreement if the Company notifies the undersigned that it does not intend to proceed with the Offering, if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Notes, or if the Offering Date shall not have occurred by September 1, 2009.
     This Lock-Up Letter Agreement shall be governed by, and construed in accordance with, the laws of New York.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Name:
Title:
Dated:                                         , 2009

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SCHEDULE V

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Exhibit A-1
Form of Company Counsel Opinion
     Paul, Hastings, Janofsky & Walker LLP, shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, to the effect that:
          1. Each of the Company and iAnywhere has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware. Sybase 365 has been duly formed and is an existing limited liability company in good standing under the laws of the State of Delaware.
          2. The shares of Common Stock initially issuable upon conversion of the Notes being delivered to the Initial Purchasers on the date hereof (the “Conversion Shares”) have been duly authorized and reserved for issuance upon such conversion and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.
          3. Based solely on a review of the Foreign Good Standing Certificates, we confirm that: (i) the Company is in good standing as a foreign corporation in the following states, in each case as of the respective dates of the Company Foreign Good Standing Certificates: California, Colorado, Illinois, Maryland, Massachusetts, Missouri, North Carolina, New Jersey, New York and Virginia; and (ii) iAnywhere is in good standing as a foreign corporation in the following states, in each case as of the respective dates of iAnywhere Foreign Good Standing Certificates: California; Georgia and Maryland.
          4. The Purchase Agreement has been duly authorized, executed and delivered by the Company.
          5. The Notes being issued on the date hereof have been duly authorized by the Company and, when duly executed and delivered by the Company and duly authorized, executed, authenticated and delivered by the Trustee in the manner provided for in the Indenture and issued and delivered to the Initial Purchasers against payment of the purchase price therefor specified in the Purchase Agreement in accordance with the terms of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          6. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
          7. The Company’s issuance and sale of the Notes being delivered on the date hereof and the Company’s execution, delivery and performance of the Indenture, the Notes and the Purchase Agreement and the Company’s consummation of the transactions therein do not (a) violate any provisions of the Charter Documents; (b) constitute a breach by the Company of, or constitute a default by the Company under, any agreement listed on Schedule I hereto; (c) cause the Company to violate any U.S. federal, California or Delaware General Corporation Law

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regulation, law or rule applicable to the Company; or (d) cause the Company to violate any order, judgment or decree of any federal or California State court or governmental instrumentality to which the Company is a named party and which is known to us.
          8. No consent, approval, authorization, order of, registration or qualification of or with, any U.S. federal or State of California or Delaware (solely under the Delaware General Corporation Law) court or governmental agency or body is required for the issue and sale of the Notes by the Company, or the execution or delivery by the Company of the Purchase Agreement or the Indenture, except (i) as contemplated by the Operative Documents, (ii) the filing of a Current Report on Form 8-K describing the material terms of the Indenture as required under the Securities Exchange Act of 1934, as amended, and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state Notes or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers and the issuance of the Conversion Shares.
          9. The statements set forth in the Disclosure Package and the Offering Memorandum under the captions “Description of Notes,” “Description of Capital Stock” and “Plan of Distribution”, insofar as such statements purport to summarize the provisions of the Notes, the capital stock of the Company or legal provisions of the Operative Documents or the Company Charter Documents, fairly summarize, in all material respects, such provisions.
          10. The statements set forth in the Disclosure Package and the Offering Memorandum under the caption “U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize provisions of the United States federal tax laws referred to therein, fairly summarize, in all material respects, such provisions.
          11. The Company is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
          12. No registration of the Notes under the Act is required for the sale of the Notes by the Company to the Initial Purchasers as contemplated by the Purchase Agreement or for the initial resale of the Notes by the Initial Purchasers in accordance with the manner contemplated by the Purchase Agreement, the Disclosure Package and the Offering Memorandum (it being understood that no opinion is expressed as to any subsequent resale of the Notes or the shares of Common Stock issuable upon conversion of the Notes).
          13. The Company has the corporate power and authority to authorize, issue and sell the Notes as contemplated in the Purchase Agreement.
Such counsel shall also have furnished to the Initial Purchasers a written statement, addressed to the Initial Purchasers and dated the Closing Date, to the effect that it has, in connection with the preparation of the Offering Memorandum, participated in conferences with directors, officers and other representatives of the Company, representatives of Ernst & Young LLP and representatives of the Initial Purchasers and counsel for the Initial Purchasers at which the contents of the Disclosure Package and the Offering Memorandum were discussed and, although it has not independently verified and are not passing upon and do not assume responsibility, explicitly or implicitly, for, the accuracy, completeness or fairness of the Disclosure Package, the

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Offering Memorandum or the statements contained therein and has made no independent check or verification thereof (except as to the extent stated, but only to the extent expressly stated, in paragraph 9 or 10 set forth above), on the basis of the foregoing, relying on the representations of officers and other representatives of the Company, no fact has come to its attention which has caused us to believe that: (1) the Disclosure Package, as of the Applicable Time and the Closing Date, or (2) the Offering Memorandum, as of the date of such Offering Memorandum and the Closing Date contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that it expresses no view with respect to the financial statements, notes and schedules thereto and other information of a financial or accounting nature included or incorporated by reference in the Disclosure Package or the Offering Memorandum).

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Exhibit A-2
Form of Company General Counsel Opinion
1.	To the knowledge of such counsel and other than as set forth in the Disclosure Package and the Offering Memorandum, there are no current or pending legal, governmental or regulatory actions, suits or proceedings to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that (i) would be reasonably likely to have a material adverse effect on the business, financial condition, earnings or properties of the Company and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company to perform its obligations under the Operative Documents, or (ii) are required under the Exchange Act to be described in the periodic reports of the Company filed with the SEC and incorporated by reference into the Disclosure Package and the Offering Memorandum that have not been so described.

2.	The shares of common stock issuable upon conversion of the Notes are free of preemptive rights under any agreement known to me.

3.	None of the execution, delivery and performance of this Agreement, the Indenture, the issuance and sale of the Notes, the issuance of the shares of common stock upon conversion of the Notes or the consummation of any other of the transactions contemplated hereby and thereby will conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default under any material indenture or other material agreement or instrument to which the Company or its subsidiaries is a party or bound, except such conflicts, breaches, violations or defaults as would not have a material adverse effect on the Company’s ability to perform its obligations under this Agreement and the other Operative Documents or to consummate the transactions contemplated hereby and thereby.

4.	The documents incorporated by reference in the Disclosure Package and the Offering Memorandum (excluding the financial statements, notes and schedules thereto and other information of a financial or accounting nature included or incorporated by reference in the Disclosure Package or the Offering Memorandum), when they were filed (or, if an amendment with respect to any such document was filed, when such amendment was filed) with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, in each case as in effect as of the date of such filing or amendment.

5.	The Company has an authorized capitalization as set forth in the Disclosure Package and the Offering Memorandum.

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Exhibit A-3
Form of Baker & McKenzie Amsterdam N.V. Opinion
1.	STATUS OF THE PARTNERSHIP

1.1	The Partnership is registered with the Chamber as: (i) a limited partnership (commanditaire vennootschap) as described in Article 19 of the Netherlands Commercial Code (Wetboek van Koophandel); and (ii) established on December 27, 2005.

1.2	The court register of the Civil Law Section (civiele griffie) and the Bankruptcy Section (faillissementsgriffie) of the Court of first instance (Rechtbank) of Utrecht, the Netherlands, have confirmed to us by telephone that at the date and time hereof the Partnership has not been declared bankrupt (failliet) or granted a suspension of payments (surséance van betaling). Additionally, the court register of the Bankruptcy Section (faillissementsgriffie) of the Court of first instance (Rechtbank) of The Hague, the Netherlands, has confirmed to us by telephone that at the date and time hereof the Partnership has not been registered in the European register of suspensions of payments (surséance van betaling) or bankruptcies (faillissementen).

1.3	The Chamber has confirmed to us by telephone at the time and date hereof:
(a)	that there has been no registration of a voluntary winding-up resolution or dissolution of the Partnership;

(b)	that no order placing any assets of the Partnership under administration (onder bewindstelling) has been registered with it; and

(c)	that no order has been made for the dissolution (ontbinding en vereffening) of Partnership.
The searches and enquiries referred to above do not determine conclusively whether or not the matters or events enquired after have occurred or not. There is no formal register of judgements, declarations or orders referred to in paragraph 1.3.

2.	ACTIONS FOR THE PARTNERSHIP

2.1	Not being an entity with separate legal personality (rechtspersoonlijkheid) a limited partnership under Netherlands’ law (commanditaire vennootschap) cannot have rights and obligations, enter into agreements or own or hold assets or liabilities in its own name, however, the general partner (beherend vennoot) of a partnership can act in the name of the partnership, spend and receive funds in the name of the partnership, bind the partnership to third parties and bind third parties to the partnership for the purposes of the partnership.

2.2	The General Partner is (i) identified in Clause 2.1 of the Partnership Agreement and (ii) registered with the Chamber as the sole general partner (beherend vennoot) of the Partnership.

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2.3	The purposes of the Partnership as described in Clause 2.5 of the Partnership Agreement includes the following objectives:
(a)	under c., “to raise funds by way of securities, bank loans, bond issues, notes and other debt instruments and to borrow in any way”;

(b)	under e., “to finance, make loans to, to provide collateral, securities and guarantees for debts of corporations, companies, partnerships, or other undertakings with which the CV is connected in a group structure or binds itself jointly and/or severally on behalf of corporations, companies, partnerships, or other undertakings with which the CV is connected in a group structure”; and

(c)	under i., “to perform and engage in any and all activities related to or incidental to the above described objects, all to be construed in the widest sense”.
3.	CAPITAL OF THE PARTNERSHIP

The contributions to the Partnership are registered with the Chamber to be USD 28,029,621.

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